April 19, 1996

Mr. L. Jean Dunn
544 A Avenue
Coronado, CA 92118

Dear Jean:

I would like to take this opportunity to offer you the position of Chief Financial Officer of Eco Soil Systems, Inc. Jeff, Doug and I were impressed with you during our interviews and we look forward to a strong association in the future. As we mentioned in our last discussion, we would like to make this a conditional employment offer with an initial employment term of six months to ensure that compatibility with our team exists, and to give you a chance to get comfortable with our systems and business strategy. Six months from the date of your official start date, options in your stock option plan will begin to vest, and the plan for your severance will take effect as well. Specific terms of the offer are as follows:

         1.       Start Date: June 1, 1996

         2.       Salary: $90,000.00 per annum.

         3. Employment Term: 2 years to begin 6 months after initial employment.

         4. Initial Employment: 6 month term beginning June 1, 1996 and ending December 1, 1996.

         5.       Severance: Equal to 1 month per year of employment.

         6. Vacation: Two weeks paid vacation beginning after the 6 month initial employment period.

         7.       Holidays: Eight paid holidays per year.

         8. Health Insurance Benefits: HMO fully paid for yourself and your family or PPO option with some employee contribution.

         9. Stock Options: The option to purchase 75,000 shares at $3.00 per share vesting at the rate of 25,000 per year with vesting beginning on December 1, 1996.

Jean, as we discussed, the position would include officer status of Vice President level which will be conferred on you if employment continues after the initial period. Additionally, this offer is subject to Board approval, which will occur at our next Board Meeting on May 9, 1996 or sooner, if I am able to poll the Board Members prior to the meeting. As we discussed, there may be the potential prior to June 1, of temporary part-time work being available. This will be determined entirely by the availability of Jeff Johnson and myself given the importance of our involvement with any part-time project we may be able to hand-off to you.

Jean, we look forward to this new relationship. Clearly our plate is full with projects to date, and your involvement will help us convert these projects to revenue and profits in the near term. We appreciate your interest in our business.

Sincerely,



/s/ William B. Adams
Chief Executive Officer

WBA/ds

cc:      Jeff Johnson
         Doug Gloff
         Denise Brue
         Mike Mullenniex